Exhibit 2.2

Bylaws

of

Blue Ridge Bankshares, Inc.

(as amended as of May 10, 2016)

Article 1

Seal and Fiscal Year

Section 1. Seal. The seal of the Corporation shall be circular in form and mounted upon a metal die, suitable for impressing the same upon paper, with the name of the Corporation and the word “Seal’’ engraved thereon.

Section 2. Fiscal Year. The fiscal year of the Corporation shall begin on January 1 in each year and end on December 31 in the same year.

Article 2

Capital Stock

Section 1. Certificates Representing Shares. Each holder of the capital stock of the Corporation shall be entitled to a certificate signed by the President and the Secretary of the Corporation. and sealed with the seal of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 2. Transfer of Shares. The shares of the stock of the Corporation shall be transferable only upon its books by the holders’ thereof in person or by their duly authorized attorneys.

Section 3. Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new stock certificate in the place of any certificate previously issued where the holder of record of the certificate:

1.	Claim. Makes proof in affidavit form that it has been lost, destroyed or wrongfully taken;

2.	Timely Request. Requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;

3.	Bond. Gives a bond in such form, and with such surety or sureties, with fixed or open penalty, as the Corporation may direct, to indemnify the Corporation against any claim that may be made on account of the alleged loss, destruction, or theft of the certificates, and

4.	Other Requirements. Satisfies any other reasonable requirements imposed by the corporation.

When a certificate has been lost, apparently destroyed, or wrongfully taken and the holder of record fails to notify the Corporation within a reasonable time after he has notice of it and if the Corporation registers a transfer of the shares represented by this certificate before receiving such notification, the holder of record is precluded from taking any claim against the Corporation for the transfer, or for a new certificate.

Article 3

Meetings of Shareholders

Section 1. Place of Meetings. All meetings of the shareholders shall be held at the main office of the Corporation at 17 West Main Street, Luray, Virginia, or at such other place as may be designated in writing by the President.

Section 2. Voting. Shareholders shall be entitled to vote at meetings. in person. or by proxy. appointed by instrument in writing and subscribed by the shareholder or by his duly authorized attorney, and shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation.

Section 3. Proxies. No officer or employee of the Corporation shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and shall be filed with the records of the meeting.

Section 4. Quorum. Any number of shareholders holding together a majority of stock issued and outstanding, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.

Section 5. Adjournment of Meetings. If less than a quorum shall be in attendance, the meeting shall be adjourned from time to time by a majority vote of the shareholders present or represented until a quorum shall attend. Any meeting at which a quorum is present also may be adjourned in like manner for such time or upon such call as may be determined by vote. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 6. Conduct of Meetings. The President shall serve as chairman to preside over all meetings of the shareholders. lf he is not present, any Vice President shall preside. If none of such officers are present, a chairman shall be elected by the meeting. The Secretary of the Corporation shall act as secretary of all the meetings, if he is present. lf he is not present, the chairman shall appoint a secretary of the meeting. The chairman of the meeting may appoint one of more inspectors of the election to determine the qualification of voters, the validity of proxies and the results of ballots.

Section 7. Annual Election of Directors. The annual meeting of the shareholders for the election of directors and the transaction of other business shall be held on the second Tuesday of May of each year.

Section 8. Special Meetings – How Called. Special meetings of the shareholders may be called by the President and shall be called upon a request in writing stating the purposes thereof delivered to the President and signed by a majority of the directors or by three or more shareholders owning, in the aggregate, not less than twenty percent in interest of the shares of the capital stock of the Corporation.

Article 4

The Board of

Directors

Section 1. Board of Directors. The Board of Directors shall have the power to manage and administer the business and affairs of the Corporation. Except as expressly limited by law, all corporate powers of the Corporation shall be vested in, and may be exercised by, the Board.

Section 2. Number. The Board shall consist of not less than five, nor more than 25 shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board, or by resolution of the shareholders at any annual or special meeting thereof.

Section 3. Retirement. The mandatory retirement age for directors who are elected or appointed shall be fixed at age 70. Directors or shareholders who have reached age 70 on the date of the annual meeting of shareholders shall not be eligible for election. Notwithstanding the foregoing, present directors of the Corporation who were also elected on or before February 11, 1975 to the Board of Directors of The Page Valley National Bank of Luray shall be eligible to serve as directors of the Corporation as long as elected.

Section 4. Nomination for Election of Board of Directors. Nominations for elections to the Board of Di rectors shall be as follows:

1.	Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of the shareholders pursuant to the Corporation’s notice of meeting, (1) by, or at, the direction of the Board of Directors, or (2) by any shareholder of the Corporation who was a shareholder or record at the time of delivery of the notice provided for in these bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section of Article 2.

2.

For any nomination of a Director to be properly brought before an annual meeting by a shareholder pursuant to clause (2) of paragraph 1 of this section, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal office of the Corporation not fewer than sixty (60) days, nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth as to each person whom the shareholder proposed to nominate for election or reelection as a Director, all information relating to such person which would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case were Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be applicable, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (2) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such shareholder and such beneficial owner.

3.	Notwithstanding anything in the second sentence of paragraph 2 of this Section of this Article to the contrary, in the event that the number of Directors to be elected by the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a shareholders’ notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal office of the Corporation not later than the close of business on the tenth (10th) day following the day in which public announcement is first made by the Corporation.

4.	Only such persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the bylaws and, in any proposed nomination is not in compliance with these bylaws, to declare that such defective proposed business or nomination shall be disregarded.

5.	For purposes of the bylaws, “public announcement” shall mean disclosure in a press release issued by the Corporation or in a mailing to the Corporation’s shareholders.

6.	The election of any class of Directors taking place at any annual meeting of stockholders shall be by a plurality of the ballot cast by the stockholders voting in person or by proxy.

Section 5. Election. The Board of Directors shall consist of three classes of Directors with terms expiring one, two, and three years after the initial election of the Directors. The members elected by class shall hold office until the expiration of their respective terms or until their successors have been elected. At the first annual meeting of the Board following the creation of staggered terms for Directors, one-third of the Directors constituting Class 1, one-third of the Directors constituting Class 2, and one-third of the Directors constituting Class 3 shall be elected initially for one, two, and three year terms respectively. Upon the expiration of each Director’s initial term, the next term in office shall be for three years. The members of the initial Board of Directors shall hold office until the next annual meeting of shareholders of the year when their respective terms end and until their successors shall have been elected and qualified. At each annual meeting, the shareholders shall elect one-third of the Directors to hold office.

Section 6. Annual Meetings. The Board of Directors shall meet each year immediately after the annual meeting of shareholders for the purpose of organization, election of officers and consideration of any other business that may properly be brought before the meeting. No notice of any kind to either old or new members of the Board of Directors for this annual meeting shall be necessary unless otherwise required by law or these bylaws.

Section 7. Regular Meetings. The regular meeting of the Board shall be held, without notice, unless otherwise required by law or these bylaws. on the third Tuesday of each month, at the main office of the Corporation. When any regular meeting falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

Section 8. Special Meetings. Special meetings of the Board may be called by the President or Secretary of the Corporation, or at the request of three or more Directors. Each member of the Board shall be given notice, by telephone, letter, email/fax, or in person, stating the time and place of each such special meeting.

Section 9. Quorum. A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

Section 10. Vacancies. When any vacancy occurs on the Board, the remaining members of the Board may appoint a Director to fill such vacancy at any regular meeting of the Board, or at any special meeting called for that purpose.

Section 11. Action Without a Meeting. Any action that may be taken at a meeting of the Board may be taken without a meeting if consent, in writing, setting forth the action so to be taken shall be signed by a majority of the Directors.

Article 5

The

Officers

Section l. Officers. The officers of the Corporation shall consist of a President, Secretary, and such other officers and assistant officers and agents as may be deemed necessary by the Board, each of whom shall be elected by the Board. Each of the officers shall serve at the pleasure of the Board for such compensation as may be fixed by the Board.

Section 2. Vacancies. Whenever any vacancies shall occur in any office by death. resignation, increase in the number of officers of the Corporation, or otherwise, the same shall be filled by the Board, and the officer so elected shall hold office until his successor is chosen and qualified.

Section 3. The Chairman of the Board. The Board may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. The Chairman also shall have, and may exercise, any and all other powers and duties pertaining by law, regulation or practice, to the office of Chairman of the Board, and such further powers and duties, from time to time, as may be conferred upon, or assigned, by the Board. In the event that the Board shall elect not to designate a Chairman of the Board, then the President shall act as Chairman of the Board.

Section 4. The President. The Board shall appoint one of its members to be President of the Corporation. The President shall preside at all meetings of the shareholders and of the Board. The President shall have general executive powers, and also shall have, and may exercise, any and all other powers and duties pertaining by law, regulation, or practice, to the office of the President, and such further powers and duties as, from time to time, may be conferred upon, or assigned, by the Board.

Section 5. The Vice President. The Board may appoint one or more Vice Presidents. Each Vice President shall have such powers and duties as may be conferred upon, or assigned, by the Board.

Section 6. The Secretary. The Board shall appoint a Secretary of the Board and of the Corporation. The Secretary shall keep accurate minutes of all meetings; shall attend to the giving of all notices required by law; shall be custodian of the corporate seal, records, documents, and papers of the Corporation; and shall provide for the keeping of proper records of all transactions of the Corporation. The Secretary also shall have, and may exercise, any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, and such further duties as, from time to time, may be conferred upon, or assigned, by the Board.

Article 6

Execution of Instruments

All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertaking, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Corporation by the Chairman of the Board, or the President, or any Vice President, or the Secretary. Any such instruments also may be executed, acknowledged, verified, delivered, or accepted on behalf of the Corporation in such other manner and by such other officers as the Board of Directors may, from time to time, direct.

Article 7

Bylaws

Section 1. Amendment to Bylaws. The shareholders, by the affirmative vote of the holders of a majority of the stock issued and outstanding, or the Directors, by the affirmative vote of a majority thereof, may amend or alter the Bylaws at any meeting, provided the substance of the proposed amendment shall have been stated in the notice of the meeting unless notice is waived by all the Directors. Bylaws made by the Directors may be altered or repealed by the shareholders provided the substance of the amendment is stated in the notice of the meeting.

Section 2. Implied Amendments. Any action taken or authorized by the shareholders, or by the Board, which would be inconsistent with the bylaws then in effect, but is taken or authorized by affirmative vote of not less than a number of shares or the number of Directors required to amend the bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.